EXHIBIT 99.1

Enrollment in Phase 2 Clinical Trial in Cystic Fibrosis Has Been Resumed in Israel and Europe After Being Paused Temporarily in Response to the COVID-19 Pandemic

Waltham, MA. – June 17, 2020 – Eloxx Pharmaceuticals, Inc., (NASDAQ: ELOX) a clinical-stage biopharmaceutical company dedicated to the discovery and development of novel therapeutics to treat cystic fibrosis and other diseases caused by nonsense mutations limiting production of functional proteins, today announced that enrollment in its Phase 2 clinical trial for ELX-02 in cystic fibrosis has been resumed in Israel and Europe after being temporarily paused in response to the COVID-19 pandemic.

“We are pleased that enrollment in our Phase 2 clinical trial in cystic fibrosis has been resumed in Israel and Europe, however, our U.S. trial remains temporarily paused due to the COVID-19 pandemic as the health and safety of our employees, healthcare workers, and patients must be our highest priority during this crisis,” said Dr. Gregory Williams, Chief Executive Officer of Eloxx. “We have thoughtfully re-engaged with our clinical sites and investigators in Europe and Israel, and we continue to work closely with our clinical sites and investigators in the U.S. We remain committed to completing enrollment in our Phase 2 proof of concept clinical trial program and reporting top line data as soon as feasible. We will provide further updates as they become available.”

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates (designed to be eukaryotic ribosomal selective glycosides) that are formulated to treat rare and ultra-rare premature stop codon diseases. Premature stop codons are point mutations that disrupt protein synthesis from messenger RNA. As a consequence, patients with premature stop codon diseases have reduced or eliminated protein production from the mutation bearing allele accounting for some of the most severe phenotypes in these genetic diseases. These premature stop codons have been identified in over 1,800 rare and ultra-rare diseases. Read-through therapeutic development is focused on extending mRNA half-life and increasing protein synthesis by enabling the cytoplasmic ribosome to read through premature stop codons to produce full-length proteins. Eloxx’s lead investigational product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. ELX-02 is in the early stages of clinical development focusing on cystic fibrosis. ELX-02 is an investigational drug that has not been approved by any global regulatory body. Eloxx’s preclinical candidate pool consists of a library of novel drug candidates designed to be eukaryotic ribosomal selective glycosides identified based on read-through potential. Eloxx also has preclinical programs focused on rare ocular genetic disorders and polycystic kidney disease. Eloxx is headquartered in Waltham, MA, with operations in Rehovot, Israel and Morristown, NJ. For more information, please visit www.eloxxpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, including: the development of the Company’s read-through technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the Company’s ability to obtain applicable regulatory approvals for its current and future product candidates; the acceptance by the market of the Company’s products should they receive regulatory approval; the timing and success of the Company’s preliminary studies, preclinical research, clinical trials, and related regulatory filings; the ability of the Company to consummate additional financings as needed; the impact of global health concerns, such as the COVID-19 global pandemic, on our ability to continue our clinical and preclinical programs and otherwise operate our business effectively; as well as those discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Contact:

Barbara Ryan
203-274-2825

barbarar@eloxxpharma.com